Contact Person:

First Keystone Corporation
J. Gerald Bazewicz
President and Chief Executive Officer
Phone: (570) 752-3671

Pocono Community Bank
John G. Gerlach
President and Chief Executive Officer
Phone: (570) 424-9700

PRESS RELEASE

FIRST KEYSTONE CORPORATION AGREES TO ACQUIRE
POCONO COMMUNITY BANK

BERWICK, PA - First Keystone Corporation (OTCBB:FKYS) and Pocono Community Bank today announced that they have entered into a definitive agreement pursuant to which Pocono Community Bank will merge with and into First Keystone National Bank. First Keystone National Bank, formerly the First National Bank of Berwick, is a wholly-owned subsidiary of First Keystone Corporation.

Based in Stroudsburg, Pennsylvania, Pocono Community Bank operates 3 branch locations with an additional branch under construction, in Monroe County and listed total assets of $133,585,000 as of March 31, 2007.

Under the terms of the definitive agreement, each shareholder of Pocono Community Bank may elect to receive either $16.10 per share in cash or exchange their shares of Pocono Community Bank common stock for 0.8944 shares of First Keystone Corporation common stock. The consideration is subject to election and allocation procedures designed to result in transaction consideration that is approximately 51% common stock and 49% cash (including cash to be paid for the value of warrants and options). The transaction, which is expected to be completed in late third or early fourth quarter 2007 is presently valued at approximately $33.6 million.

"We are extremely pleased Pocono Community Bank is joining the First Keystone family," said J. Gerald Bazewicz, President and Chief Executive Officer for First Keystone Corporation. "We believe their philosophy and the markets they serve are an excellent fit with our organization. We believe the high growth and demographics in Monroe County will be an excellent addition to our community banking franchise."

According to John G. Gerlach, the President of Pocono Community
Bank, the benefits of Pocono customers joining First Keystone
Corporation are significant.

"Joining forces with First Keystone Corporation will provide Pocono Community Bank with expanded lending capacity, additional financial products, such as trust services, investment products, and on line banking, and capital support needed in order to continue to grow in our market," said Gerlach. "We will be better able to meet the financial needs of our customers and more capable of competing with larger financial service providers in the area while continuing to remain a community bank focused on the needs of our community."

Pocono Community Bank will operate as a Division of First
Keystone National Bank. Two members of Pocono Community Bank's
Board of Directors will join as directors of First Keystone
Corporation.


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First Keystone National Bank, formerly known as the First
National Bank of Berwick, an independently owned community bank since 1864, presently operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.

Bybel Rutledge LLP acted as legal counsel for First Keystone Corporation and Curtis Securities LLC acted as its financial advisor. Saidis, Flower & Lindsay acted as legal counsel for Pocono Community Bank and Boenning & Scattergood, Inc. acted as its financial advisor.

This news release may contain forward looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the timing of the proposed merger being delayed, costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved, the possibility that increased demand or prices for First Keystone Corporation's financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in First Keystone Corporation's filings with the Securities and Exchange Commission.

The following disclosure is made in accordance with Rule 165 of the Securities and Exchange Commission.

First Keystone Corporation and Pocono Community Bank will be filing documents concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 containing a prospectus/proxy statement, which will be distributed to shareholders of Pocono Community Bank. Investors are urged to read the registration statement and the proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about First Keystone Corporation and Pocono Community Bank, free of charge on the SEC's Internet site (www.sec.gov), by contacting First Keystone Corporation, 111 West Front Street, P.O. Box 289, Berwick, PA, 18603(tel.: (570) 752-3671 or by contacting Pocono Community Bank at 559 Main Street, Stroudsburg, PA, 18360 (tel.:
(570) 424-9700. Directors and executive officers of Pocono Community Bank may be deemed to be participants in the solicitation of proxies from the shareholders of Pocono Community Bank in connection with the merger. Information about the directors and executive officers of Pocono Community Bank and their ownership of Pocono Community Bank common stock is set forth in Pocono Community Bank's proxy statement for its 2006 annual meeting of shareholders and can be obtained from Pocono Community Bank. Additional information regarding the interests of those participants may be obtained by reading the prospectus/proxy statement regarding the proposed merger transaction when it becomes available. INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.